Exhibit 99

CONTACT:

George R. Mahoney, Jr.

Executive Vice President

704) 814-3252

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS SALES FOR MARCH 2005

MATTHEWS, NC, April 7, 2005 - Family Dollar Stores, Inc. (NYSE: FDO), a discount store chain operating 5,622 stores in 44 states, reported sales for the five week period ended April 2, 2005, of approximately $552.7 million or 10.5% above sales of $500.3 million for the similar period in the prior year.  Sales in comparable stores for the five week period ended April 2, 2005, increased approximately 2.4% above comparable store sales for the similar period in the prior year, including an increase of approximately 4.0% in sales of hardlines and a decrease of approximately 2.9% in sales of softlines.

Sales of softlines and other seasonal goods were adversely impacted by unusually cool weather.  A substantial change in March in the merchandise assortment and presentation in the household chemicals department resulted in lower than planned sales in that department.  The transition was completed in most stores during March, and sales of household chemicals in the last week of the March reporting period improved.  The Company believes that the shift of Easter from the April reporting period last year to the March reporting period this year did not favorably impact sales, as the benefit to March from the earlier Easter was offset by the fact that the Company’s stores are closed on Easter Sunday.  Sales at the end of the March reporting period were aided by an advertising circular that was distributed on March 30 and that will run through April 6.

For the thirty-one week period ended April 2, 2005, sales were approximately $3.520 billion or 11.8% above sales of $3.148 billion for the similar period in the prior fiscal year.  Sales in comparable stores for the thirty-one week period ended April 2, 2005, increased approximately 3.4% above comparable store sales for the similar period in the prior fiscal year, including an increase of approximately 5.0% in sales of hardlines and a decrease of approximately 2.1% in sales of softlines.

As of April 2, 2005, there were 5,618 stores in operation, including 23 stores that were opened during the five week period ended on that date.

The Company’s plan is for sales in comparable stores to increase in the 3% to 5% range in the four week period ending April 30, 2005.

Certain statements contained in this press release or in other press releases, public filings, or other written or oral communications made by the Company or our representatives, which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans, activities or events which the Company expects will or may occur in the future.  These forward-looking statements may be identified by the use of the words “plan,” “estimate,” “expect,” “anticipate,” “probably,” “should,” “project,” “intend,” “continue,” and similar terms and expressions.  Various risks, uncertainties and other factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such risks, uncertainties and other factors include, but are not limited to, competitive factors and pricing pressures, changes in economic conditions, the impact of acts of war or terrorism, changes in consumer demand and product mix, unusual weather that may impact sales, the impact of inflation, merchandise supply and pricing constraints, success of merchandising and marketing programs, general transportation or distribution delays or interruptions, dependence on imports, changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates, availability of real estate, costs and delays associated with building, opening and operating new distribution facilities and stores, costs, potential problems and achievement of results associated with the implementation of new programs, systems and technology, including supply chain systems, store technology, cooler installations and urban initiative programs, changes in food and energy prices and their impact on consumer spending and the Company’s costs, adverse impacts associated with legal proceedings and claims, changes in shrinkage, changes in health care and other insurance costs, changes in the Company’s ability to attract and retain employees, changes in state or federal legislation or regulations, including the effects of legislation and regulations on wage levels and entitlement programs.  Consequently, all of the forward-looking statements made by the Company in this and other documents or statements are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

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4/7/05